CUMBERLAND PHARMACEUTICALS REPORTS 58% INCREASE IN NET

REVENUE WITH THIRD QUARTER 2009 FINANCIAL RESULTS

- Caldolor® begins generating revenue

— 20% increase in revenue for Acetadote® and Kristalose®

-— Profitability maintained through Caldolor® launch

NASHVILLE, TN, November 10, 2009 — Cumberland Pharmaceuticals Inc. (Nasdaq: CPIX), a specialty pharmaceutical company focused on the hospital acute care and gastroenterology markets, today announced third quarter 2009 financial results.

“With an earlier-than-anticipated Caldolor launch, we were able to dramatically exceed our earnings expectations in the third quarter,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “Additionally, the completion of our initial public offering in August provides us with the strongest balance sheet in the history of the Company. We intend to put that capital to good use not only by supporting the Caldolor launch, but also by adding select new products to our portfolio that can benefit patients and enhance shareholder value.”

Net Revenue: For the three months ended September 30, 2009, net revenue was $13.6 million, up 58% from the corresponding period in 2008. This growth was attributable to initial revenue from Caldolor® (ibuprofen) Injection, the Company’s recently approved IV treatment for pain and fever, as well as an increase in volume for Acetadote® (acetylcysteine) Injection, Cumberland’s treatment for acetaminophen overdose. Net revenue for the nine months ended September 30, 2009, was $32.8 million, up 30% from $25.3 million for the same period in 2008, also primarily due to the Caldolor launch and Acetadote sales growth.

Operating Expenses: Total operating expenses for the three months ended September 30, 2009, were $11.2 million, compared to $6.5 million for the same period in 2008. This increase was due primarily to sales and marketing expense associated with the Caldolor launch, higher cost of products sold resulting from sales growth and a change in product mix, as well as a significant, non-recurring payroll tax expense of $1.0 million related to the exercise of non-qualified options. For the nine-month period ended September 30, 2009, total operating expenses were $27.7 million, compared with $19.5 million for the corresponding period in 2008. This increase primarily reflected Caldolor milestone obligations related to FDA approval, the aforementioned payroll tax expense, costs incurred in connection with the Company’s hospital sales force expansion, and increased marketing and advertising costs associated with the Caldolor launch.

Net Income: Net income for the three months ended September 30, 2009, grew to $1.3 million, or $0.07 per diluted share, compared to $1.2 million, or $0.07 per diluted share, for the same period in 2008. Excluding the non-recurring payroll tax expense, net income for the three months ended September 30, 2009, would have increased 54% to $1.9 million, or $0.10 per diluted share.

Net income for the nine months ended September 30, 2009, was $2.8 million, or $0.16 per diluted share, compared to $3.7 million, or $0.22 per diluted share, for the corresponding period in 2008. The decrease is due primarily to milestone obligations triggered by FDA approval of Caldolor in the second quarter of 2009, as well as the aforementioned sales force expansion and option-related payroll tax. Excluding Caldolor milestone payments and the non-recurring payroll tax expense, net income for the nine months ended September 30, 2009, would have grown 25% to $4.6 million, or $0.27 per diluted share.

Cash and Cash Equivalents: As of September 30, 2009, Cumberland had $79.5 million in cash and cash equivalents, a $67.7 million increase from June 30, 2009. The increase was largely due to the Company’s initial public offering in August. At quarter’s end, Cumberland had total debt of $19.8 million, including $4.5 million in current liabilities. The Company had net accounts receivable and inventories of $7.3 million and $1.7 million, respectively, at September 30, 2009.

Third Quarter Highlights

Caldolor Launch

In September 2009, Cumberland successfully launched Caldolor in the U.S, and the Company’s hospital and field sales forces comprised of 113 experienced sales professionals are now promoting the product. Caldolor is fully stocked at wholesalers serving hospitals nationwide, and is available in both 400 mg and 800 mg vials. The Company is working to introduce Caldolor and secure formulary approval nationally. The product is now stocked in a number of medical facilities across the country. In addition to personal sales promotion Cumberland is supporting the product through a multi-faceted campaign, including internet and media advertising, medical society and convention presence, journal publications, and its medical information call center, among other initiatives.

Initial Public Offering

In August 2009, Cumberland completed its initial public offering of 5,000,000 shares of common stock at a price to the public of $17.00 per share, raising $85.0 million in gross proceeds. Net proceeds to the Company were $74.8 million after commissions and offering expenses. The proceeds from this offering are being used primarily for potential acquisitions, the launch of Caldolor, expansion of the Company’s hospital sales force, product development, debt repayment and general corporate purposes. Cumberland’s common stock began trading on the NASDAQ Global Select Market on August 11, 2009, under the trading symbol “CPIX.”

Recent Events

International Markets

In October 2009, the Company announced that it has entered into an exclusive agreement with Phebra Pty Ltd., an Australian-based specialty pharmaceutical company, for the commercialization of Caldolor in Australia and New Zealand. Phebra will be responsible for obtaining any regulatory approval for the product, and for handling ongoing regulatory requirements, product marketing, distribution and sales in the territories. Cumberland will maintain responsibility for product formulation, development and manufacturing, and will provide finished product to Phebra. Under the terms of the agreement, Cumberland will receive upfront and milestone payments as well as a transfer price, and will also receive royalties on any future sales of Caldolor in those territories.

New Intellectual Property Initiative for Caldolor

In addition to Cumberland’s issued patent for Caldolor, the Company has filed the first of several expected new patent applications for the product. Cumberland’s clinical research uncovered several new product-related discoveries, for which the Company filed several provisional patent applications. Part of an ongoing initiative to protect the Company’s intellectual property, this new patent application addresses Cumberland’s proprietary method of dosing intravenous ibuprofen.

Supplemental Financial Information

The following tables provide a reconciliation of Cumberland’s reported (GAAP) statements of income to adjusted (non-GAAP) statements of income for the three- and nine-month periods ended September 30, 2009. The adjusted statements exclude certain non-recurring items, and are provided by management to assist investors in evaluating Cumberland’s operating results. The adjusted statements should not be considered a substitute for Cumberland’s reported statements of income.

Three Months Ended September 30, 2009	As			As
	reported	Adjustments		adjusted
Net revenues	$13,597,760	—		$13,597,760
Costs and expenses:
Cost of products sold	1,761,069	—		1,761,069
Selling and marketing	6,087,807	—		6,087,807
Research and development	640,877	—		640,877
General and administrative	2,537,627	(977,258)	(1)	1,560,369
Amortization of product license right	171,726	—		171,726
Other	26,595	—		26,595

Total costs and expenses	11,225,701	(977,258)		10,248,443

Operating income	2,372,059	977,258		3,349,317
Interest income	14,285	—		14,285
Interest expense	(248,272)	—		(248,272)

Net income before income taxes	2,138,072	977,258		3,115,330
Income tax expense	(855,660)	(403,608)	(1)	(1,259,268)

Net income	1,282,412	573,650		1,856,062
Net loss at subsidiary attributable to noncontrolling interests	5,725	—		5,725

Net income attributable to common shareholders	$1,288,137	573,650		$1,861,787

Weighted-average shares outstanding – diluted	19,183,606			19,183,606
Earnings per share – diluted	$0.07			$0.10
Notes to reconciliation of reported statement of income to adjusted statement of income:
1. To exclude payroll-related taxes and income tax benefit associated with the exercise of non-qualified options in 2009.

Nine Months Ended September 30, 2009	As			As
	reported	Adjustments		adjusted
Net revenues	$32,822,972	—		$32,822,972
Costs and expenses:
Cost of products sold	3,271,363	—		3,271,363
Selling and marketing	14,611,796	—		14,611,796
Research and development	4,041,719	(1,950,362)	(1)	2,091,357
General and administrative	5,218,925	(1,093,464)	(2)	4,125,461
Amortization of product license right	515,178	—		515,178
Other	80,791	—		80,791

Total costs and expenses	27,739,772	(3,043,826)		24,695,946

Operating income	5,083,200	3,043,826		8,127,026
Interest income	42,041	—		42,041
Interest expense	(430,207)	—		(430,207)

Net income before income taxes	4,695,034	3,043,826		7,738,860
Income tax expense	(1,919,356)	(1,257,100)	(3)	(3,176,456)

Net income	2,775,678	1,786,726		4,562,404
Net loss at subsidiary attributable to noncontrolling interests	26,420	—		26,420

Net income attributable to common shareholders	$2,802,098	1,786,726		$4,588,824

Weighted-average shares outstanding — diluted	17,143,348			17,143,348
Earnings per share — diluted	$0.16			$0.27
Notes to reconciliation of reported statement of income to adjusted statement of income:
1. To exclude milestone expenses associated with the FDA approval of Caldolor.
2. To exclude payroll-related taxes associated with the exercise of non-qualified options in 2009.
3. To include the tax impact of adjustments.

Conference Call and Webcast

A conference call and live webcast will be held on Tuesday, November 10, 2009, at 10:00 a.m. Eastern Time to discuss the Company’s third quarter 2009 financial results. To participate on the call, please dial 888-417-8462 (for U.S. callers) or 719-457-2552 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 888-203-1112 (for U.S. callers) or 719-457-0820 (for international callers). The passcode for the rebroadcast is 9695498. The live webcast and rebroadcast can be accessed via Cumberland Pharmaceuticals’ website at http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a Tennessee-based specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s product portfolio includes Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning and Kristalose® (lactulose) for Oral Solution, a prescription laxative. The Company also recently launched Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever available in the United States. Cumberland is dedicated to providing innovative products which improve quality of care for patients. The Company completed the initial public offering of its common stock in August 2009. For more information on Cumberland Pharmaceuticals, please visit www.cumberlandpharma.com.

About Caldolor

Caldolor is indicated for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever in adults. It is the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticaria, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.

About Acetadote

Acetadote is used in the emergency department to prevent or lessen potential liver damage resulting from an overdose of acetaminophen, a common ingredient in many over-the-counter painkillers. It is the only approved injectable product in the United States for the treatment of acetaminophen overdose, the leading cause of poisonings presenting in emergency departments in the country1. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma, or where there is a history of bronchospasm. The total volume administered should be adjusted for patients less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted, fluid overload can occur, potentially resulting in hyponatremia, seizure, and death. For full prescribing information, visit www.acetadote.net.

1 National Poison Data System, American Association of Poison Control Centers

About Kristalose

Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.

Forward Looking Statements

This press release contains “forward-looking statements”, including statements regarding estimated results of operations in future periods. These statements are subject to the finalization of Cumberland’s quarterly financial and accounting procedures and reflect Cumberland’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to influences outside its control. Any one or a combination of these factors could materially affect the results of Cumberland’s operations. These factors include, among other things, market conditions, commercialization of Caldolor, competition from existing and new products, which could diminish the commercial potential of Cumberland’s products, an inability of manufacturers to produce Cumberland’s products on a timely basis or a failure of manufacturers to comply with stringent regulations applicable to pharmaceutical manufacturers, maintaining and building an effective sales and marketing infrastructure, Cumberland’s ability to identify and acquire rights to products, government regulation, the possibility that Cumberland’s marketing exclusivity and patent rights may provide limited protection from competition, and other factors discussed in the Company’s Registration Statement declared effective by the SEC on August 10, 2009. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected effects on the Company’s business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contacts:
Angela Novak
Corporate Relations

(615) 255-0068

anovak@cumberlandpharma.com

Kathy Waller
Financial Relations Board
(312) 543-6708

Media Contacts:
Paula Lovell
Lovell Communications
(615)297-7766

CUMBERLAND PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$11,829,551	$79,541,274
Accounts receivable, net of allowances	3,129,347	7,282,371
Inventories	1,762,776	1,687,591
Prepaid and other current assets	481,312	2,536,202
Deferred tax assets	507,212	505,617

Total current assets	17,710,198	91,553,055
Property and equipment, net	432,413	597,238
Intangible assets, net	8,528,732	8,099,612
Deferred tax assets	1,000,031	990,661
Other assets	3,447,813	415,170

Total assets	$31,119,187	$101,655,736

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,250,000	$4,500,000
Current portion of other long-term obligations	457,915	204,027
Accounts payable	3,257,164	5,797,596
Other accrued liabilities	2,640,855	3,056,915

Total current liabilities	7,605,934	13,558,538
Revolving line of credit	1,825,951	1,825,951
Long-term debt, excluding current portion	3,750,000	13,500,000
Other long-term obligations, excluding current portion	382,487	180,652

Total liabilities	13,564,372	29,065,141

Commitments and contingencies
Redeemable common stock	—	1,930,000
Shareholders’ equity:
Cumberland Pharmaceuticals Inc. shareholders’ equity:
Convertible preferred stock — no par value; 3,000,000 shares
authorized; 812,749 and 0 shares issued and outstanding	2,604,070	—
as of December 31, 2008 and September 30, 2009, respectively
Common stock – no par value; 100,000,000 shares authorized;
9,903,047 and 20,129,791(1) shares issued and outstanding
as of December 31, 2008 and September 30, 2009, respectively	13,500,034	66,434,206
Retained earnings	1,450,711	4,252,809

Total shareholders’ equity	17,554,815	70,687,015

Noncontrolling interests	—	(26,420)

Total equity	17,554,815	70,660,595

Total liabilities and equity	$31,119,187	$101,655,736

_________________
(1) Number of shares issued and outstanding represents total shares of common stock regardless of classification on the consolidated balance sheet. The number of shares of redeemable common stock at September
30, 2009 was 119,209.

CUMBERLAND PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2009	2008	2009
Net revenues	$8,602,709	$13,597,760	$25,264,068	$32,822,972
Costs and expenses:
Cost of products sold	735,492	1,761,069	2,228,213	3,271,363
Selling and marketing	3,620,243	6,087,807	10,629,045	14,611,796
Research and development	730,640	640,877	2,759,042	4,041,719
General and administrative	1,167,687	2,537,627	3,272,420	5,218,925
Amortization of product license right	171,726	171,726	515,178	515,178
Other	26,413	26,595	77,635	80,791

Total costs and expenses	6,452,201	11,225,701	19,481,533	27,739,772

Operating income	2,150,508	2,372,059	5,782,535	5,083,200
Interest income	53,257	14,285	186,276	42,041
Interest expense	(48,647)	(248,272)	(172,628)	(430,207)

Net income before income taxes	2,155,118	2,138,072	5,796,183	4,695,034
Income tax expense	(946,109)	(855,660)	(2,133,501)	(1,919,356)

Net income	1,209,009	1,282,412	3,662,682	2,775,678
Net loss at subsidiary attributable to noncontrolling interests	—	5,725	—	26,420

Net income attributable to common shareholders	$1,209,009	$1,288,137	$3,662,682	$2,802,098

Earnings per share attributable to common shareholders — basic	$0.12	$0.08	$0.36	$0.23
Earnings per share attributable to common shareholders — diluted	$0.07	$0.07	$0.22	$0.16
Weighted-average shares outstanding - basic	10,165,824	15,745,069	10,128,238	12,197,876
Weighted-average shares outstanding - diluted	16,644,395	19,183,606	16,501,805	17,143,348

CUMBERLAND PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2008	2009
Cash flows from operating activities:
Net income	$3,662,682	$2,775,678
Adjustments to reconcile net income to net cash flows from operating activities:
Gain on early extinguishment of other long-term obligations	(38,577)	—
Depreciation and amortization expense	589,721	605,514
Nonemployee stock granted for services received	104,716	205,693
Nonemployee stock option grant expense	—	840,499
Stock-based compensation — employee stock options	274,584	455,502
Excess tax benefit derived from exercise of stock options	(254,681)	(2,842,825)
Noncash interest expense	67,523	83,420
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	(828,880)	(4,054,710)
Inventory	(849,460)	75,185
Prepaid, other current assets and other assets	849,062	936,286
Accounts payable and other accrued liabilities	613,983	3,299,235
Other long-term obligations	48,681	(455,723)

Net cash provided by operating activities	4,239,354	1,923,754

Cash flows from investing activities:
Additions to property and equipment	(60,996)	(199,312)
Additions to patents	(62,671)	(71,358)

Net cash used in investment activities	(123,667)	(270,670)

Cash flows from financing activities:
Proceeds from initial public offering of common stock	—	85,000,000
Costs of initial public offering	(445,562)	(7,385,124)
Proceeds from borrowings on long-term debt	—	18,000,000
Principal payments on note payable	(1,375,002)	(5,000,000)
Net borrowings on line of credit	500,000	—
Payment of other long-term obligations	(2,760,000)	—
Costs of financing for long-term debt and credit facility	—	(189,660)
Proceeds from exercise of stock options	59,097	64,275
Excess tax benefit derived from exercise of stock options	254,681	2,842,825
Payments made in connection with repurchase of common shares	—	(27,273,677)

Net cash (used in) provided by financing activities	(3,766,786)	66,058,639

Net increase in cash and cash equivalents	348,901	67,711,723
Cash and cash equivalents at beginning of period	10,814,518	11,829,551

Cash and cash equivalents at end of period	$11,163,419	$79,541,274